CAT FINANCIAL ANNOUNCES 2006 YEAR-END RESULTS

   Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $2.76 billion for 2006, an increase of $409 million or 17 percent compared with 2005.  Profit after tax was a record $473 million, a $109 million or 30 percent increase over 2005.

Of the increase in revenues, $217 million resulted from the impact of continued growth of finance receivables and operating leases (earning assets) and $197 million from the impact of higher interest rates on new and existing finance receivables, offset by a $5 million net decrease in associated fees and various other revenue items.

On a pre-tax basis, profit was up $151 million or 28 percent compared with 2005, principally due to an increase of $163 million in margin (wholesale, retail finance, operating lease, and associated fee revenues less interest expense and depreciation on assets leased to others) which was largely due to a $2.3 billion increase in average earning assets over 2005 and an improvement in net yield on average earning assets. In addition, profit increased $24 million due to a decrease in provision expense primarily resulting from a smaller increase in earning assets ($2.3 billion) compared to 2005 ($3.4 billion). These increases were offset by $25 million in higher operating expenses and an $11 million decrease from various other net revenue items.

New retail financing was a record $12.16 billion, an increase of $504 million or 4 percent from 2005. The increase was the result of increased new retail financing primarily in our Diversified Services, North America and Europe operating segments.

Past dues over 30 days at December 31, 2006 were 1.71 percent compared to 1.42 percent at December 31, 2005, primarily attributable to the softening of the U.S. housing industry. Write-offs, net of recoveries, were $46.9 million during 2006 compared with $44.7 million for 2005.

Caterpillar Inc. Vice President and Cat Financial President Kent M. Adams said, “We are pleased with our record revenue and profit results this year. This achievement would not have been possible without the teamwork and excellent performance provided by Caterpillar dealers, marketing organizations and our employees. We remain focused on delivering value to our customers around the world through this partnership.”

For 25 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives to customers and Caterpillar dealers for Caterpillar machinery and engines, Solar ® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, Latin America, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FOURTH QUARTER 2006 VS. FOURTH QUARTER 2005
(ENDING DECEMBER 31)
(Millions of dollars)

	2006	2005	CHANGE
Revenues	$707	$628	13%
Net Profit	$117	$104	13%
New Retail Financing	$3,380	$3,201	6%
Total Assets	$27,400	$25,899	6%

FULL YEAR 2006 VS. FULL YEAR 2005
(ENDING DECEMBER 31)
(Millions of dollars)

	2006	2005	CHANGE
Revenues	$2,763	$2,354	17%
Net Profit	$473	$364	30%
New Retail Financing	$12,164	$11,660	4%

Caterpillar contact: Rusty L. Dunn, Corporate Public Affairs, (309) 675-4803, Dunn_Rusty_L@CAT.com